                                                                 Exhibit (d)(16)

                 FORM OF INVESTMENT ADVISORY CONTRACT SUPPLEMENT

                            HSBC Investor Portfolios
                                3435 Stelzer Road
                              Columbus, Ohio 43219

                                                                       [ ], 2003

HSBC Asset Management (Americas) Inc.
452 Fifth Avenue
New York, New York 10018

Dear Sirs:

     Re: HSBC Investor Growth Portfolio

     This will confirm the agreement between the undersigned HSBC Investor Portfolios (the "Trust") and HSBC Asset Management (Americas) Inc. (the "Adviser") as follows:

     1. The Trust is an open-end management investment company organized as a New York trust and consists of such separate investment portfolios as have been or may be established by the Trustees of the Trust from time to time. Separate interests of the Trust are offered to investors with respect to each investment portfolio. HSBC Investor Growth Portfolio (the "Fund") is a separate investment portfolio of the Trust.

     2. The Trust and the Adviser have entered into an Investment Advisory Contract dated [ ], 2003 ("Advisory Contract") pursuant to which the Trust has employed the Adviser to provide investment advisory and other services specified in the Advisory Contract and the Adviser has accepted such employment. Terms used but not otherwise defined herein shall have the same meanings assigned to them by the Advisory Contract.

     3. As provided in paragraph 1 of the Advisory Contract, the Trust hereby adopts the Advisory Contract with respect to the Fund and the Adviser hereby acknowledges that the Advisory Contract shall pertain to the Fund, the terms and conditions of the Advisory Contract being hereby incorporated herein by reference.

     4. The term "Covered Fund" as used in the Advisory Contract shall, for purposes of this Supplement, pertain to the Fund.

     5. As provided in paragraph 6 of the Advisory Contract and subject to further conditions as set forth therein, the Trust shall with respect to the Fund pay the Adviser a monthly fee on the first business day of each month at the annual rate of 0.175% of the average daily value (as determined on each business day at the time set forth in the Prospectus for determining net asset value per share) of the net assets of the Fund during the preceding month.

     6. This Supplement and the Advisory Contract (together, the "Contract") shall become effective with respect to the Fund on [ ], 2003 and shall continue in effect with respect to the Fund for an initial term of two years from that date, and shall continue in effect thereafter, but only so long as the continuance is specifically approved at least annually (a) by the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) or by the Board of Trustees, and (b) by the vote, cast in person at a meeting called for that purpose, of a majority of the members of the Board of Trustees who are not parties to this Contract or "interested persons" (as defined in the 1940 Act) of any such party. This Contract may be terminated with respect to the Fund at any time, without the payment of any penalty, by vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) or by a vote of a majority of the members of the Board of Trustees on 60 days' written notice to the Adviser or by the Adviser on 60 days' written notice to the Trust. This Contract shall terminate automatically in the event of its assignment as defined in the 1940 Act.

     If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                                             Very truly yours,

                                             HSBC INVESTOR PORTFOLIOS


                                             By
                                                --------------------------------
                                                Name:
                                                Title:


ACCEPTED:

HSBC ASSET MANAGEMENT (AMERICAS) INC.


By
   ----------------------------------
Title:

                                      -2-